April 25, 2008
                                                      Contact: Charles J. Viater
                                                                   President/CEO

            MFB Corp. ANNOUNCES SECOND QUARTER, YEAR TO DATE EARNINGS

Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial (the "Bank"), reported today its consolidated financial results on an unaudited basis of $389,000 or $0.28 diluted earnings per share for the six months ended March 31, 2008, a decrease from the net income of $1.9 million or $1.41 diluted earnings per share, for the six months ended March 31, 2007. MFB Corp's consolidated net income for the three months ended March 31, 2008 was $47,000, or $0.03 diluted earnings per share, compared to $781,000, or $0.57 diluted earnings per share, for the same period last year.

Charles J. Viater, President and CEO, noted "The first half of this fiscal year has seen a number of infrequent events that have reduced net earnings, the details of which are described below. However, core earnings in the form of net interest income and noninterest income have remained strong as we move closer to the completion of our merger transaction that is expected to be consummated early in our fiscal fourth quarter."

MFB Corp's net interest income before provision for loan losses for the three month period ended March 31, 2008 was $3.2 million compared to $3.3 million for the same period last year. For the six month periods ended March 31, 2008 and 2007, net interest income remained constant at $6.4 million. Interest expense on deposits decreased to $2.4 million for the quarter ended March 31, 2008 compared to $2.6 million for the same quarter in 2007, and decreased to $5.0 million from $5.1 million for the comparable six month periods. Interest income decreased to $7.1 million for the three months ended March 31, 2008 compared to $7.3 million for the three months ended March 31, 2007, and for the six months ended March 31, 2008 and March 31, 2007 was $14.5 million and $14.4 million, respectively. Interest expense on FHLB advances and other borrowings increased to $1.5 million for the March 2008 quarter compared to $1.4 million in March 2007, and to $3.1 million from $2.9 million for the respective six month periods. The increase in the cost of borrowed funds for the six months ended March 31, 2008 compared to the same period last year was primarily the result of an increase in average outstanding FHLB advances of $21.6 million.

The provision for loan losses was $64,000 for the quarter ended March 31, 2008 compared to a negative provision for loan losses of $228,000 for the same quarter in 2007. For the six month periods ended March 31, 2008 and 2007, the negative provision for loan losses was $30,000 and $1.4 million, respectively. The negative provision for loan losses during the three and six month periods ended March 31, 2007 was primarily related to the repayment of two commercial loans which previously had a significant allowance for loan losses allocations. The percentage of non-performing assets to total loans at March 31, 2008 was 2.66%, an increase from 1.29% at September 30, 2007.

Noninterest income was $888,000 for the quarter ended March 31, 2008 and $1.4 million for the quarter ended March 31, 2007. For the six month periods ended March 31, 2008 and 2007, noninterest income was $2.3 million and $3.0 million, respectively. This decrease was primarily due to other-than-temporary impairment charges of preferred stocks of Fannie Mae and Freddie Mac of approximately $1.0 million, and impairment charges of $295,000 related to mortgage servicing rights assets. Core noninterest income derived from the collection of deposit fees and trust and brokerage fees for the six month period ended March 31, 2008 was $2.6 million compared to $2.0 million for the same period one year ago. This increase for six month period ended March 31, 2008 was primarily attributable to the result of the Company's new wealth management and private banking subsidiary, Community Wealth Management Group, Inc.

Noninterest expense was $4.2 million for the quarter ending March, 31, 2008, an increase from $4.0 for the same period last year. For the six month period ended March 31, 2008 noninterest expense increased to $8.5 million from $8.2 million at March 31, 2007. The increase was primarily due to acquisition expenses incurred of approximately $218,000 and in increase in salaries and benefits of $487,000. The increase was offset slightly by a decrease in marketing and business development of $157,000.

The Company's total assets were $500.8 million as of March 31, 2008 compared to $510.4 million as of September 30, 2007. Cash and cash equivalents increased from $23.5 million at September 30, 2007 to $28.5 million at March 31, 2008.

Loans receivable decreased from $407.8 million at September 30, 2007 to $395.6 million at March 31, 2008. Mortgage loans decreased from $201.2 million at September 30, 2007 to $190.0 million at March 31, 2008. Commercial loans outstanding decreased from $153.9 million at September 30, 2007 to $153.6 million at March 31, 2008. Consumer loans, including home equity and second mortgages, decreased by $488,000 during the six month period ending March 31, 2008.

During the quarter ended March 31, 2008, the Company completed secondary market mortgage loan sales totaling $7.3 million and the net gains realized on these loan sales were $137,000, including $81,000 related to recording mortgage servicing rights. During the quarter ended September 30, 2007, the Company completed secondary market mortgage loan sales totaling $3.8 million and the net gains realized on these loan sales were $66,000, including $47,000 related to recording mortgage servicing rights.

The balance of allowance for loan losses at March 31, 2008 was $4.9 million, or 1.24% of loans, compared to $5.3 million, or 1.30% of loans, at September 30, 2007. The change is due primarily to the negative provision for loan losses and the amount of net charge-offs for the six months ended March 31, 2008. For the fiscal second quarter ended March 31, 2008, net charge-offs were $90,000 compared to $40,000 net charge-offs for the quarter ended September 30, 2007.

Total liabilities decreased by $11.6 million from $469.4 million at September 30, 2007 to $457.8 million at March 31, 2008. The Bank's noninterest-bearing demand deposits decreased $9.8 million, while savings and NOW deposits increased by $6.6 million and time deposits increased by $5.3 million. FHLB advances decreased to $111.8 million at March 31, 2008, from $124.3 million at September 30, 2007.

Total shareholders' equity increased by $1.9 million to $43.0 million at March 31, 2008 compared to $41.1 million at September 30, 2007. The book value of MFB Corp. stock decreased from $31.25 at September 30, 2007 to $31.00 at March 31, 2008.

MFB Corp.'s wholly owned federal savings bank subsidiary, MFB Financial (the "Bank") conducts business from their corporate office and main office located in Mishawaka, Indiana and the Bank's eleven banking centers in St. Joseph, Elkhart and Hamilton Counties of Indiana, and also has a mortgage loan office located in New Buffalo in Berrien County, Michigan. The Bank offers a variety of lending, deposit and other financial services to its retail and business customers. The Wealth Management Group of the Bank attracts high net worth clients and offers trust, investment, insurance, broker advisory, retirement plan and private banking services in the Bank's primary counties and Montgomery County, Indiana. For more information, go to www.mfbbank.com.

                                          MFB CORP. AND SUBSIDIARIES
                                         CONSOLIDATED BALANCE SHEETS
                              March 31, 2008 (UNAUDITED) and September 30, 2007
                                    (in thousands except share information)

                                                                                        March 31,           September 30,
                                                                                           2008                 2007
                                                                                     -----------------    ------------------
Assets
Cash and due from financial institutions                                                      $ 7,791               $ 7,546
Interest-earning deposits in other financial institutions - short term                         20,714                15,924
    Total cash and cash equivalents                                                            28,505                23,470

Securities available for sale                                                                  29,412                33,409
FHLB Stock and other investments                                                                9,097                 9,718

Loans held for sale                                                                               461                   612

Mortgage loans                                                                                189,950               201,233
Commercial loans                                                                              153,586               153,945
Consumer loans                                                                                 52,090                52,578
    Loans receivable                                                                          395,626               407,756
Less: allowance for loan losses                                                                (4,892)               (5,298)
        Loans receivable, net                                                                 390,734               402,458

Premises and equipment, net                                                                    19,151                18,506
Mortgage servicing rights, net                                                                  1,983                 2,253
Cash surrender value of life insurance                                                         10,774                10,565
Goodwill                                                                                        1,970                 1,970
Other intangible assets                                                                         1,724                 1,922
Other assets                                                                                    7,000                 5,565
              Total assets                                                                  $ 500,811             $ 510,448
Liabilities and Shareholders' Equity
Liabilities
    Deposits
        Noninterest-bearing demand deposits                                                  $ 29,269              $ 39,043
        Savings, NOW and MMDA deposits                                                        130,348               123,718
        Time deposits                                                                         176,365               171,042
             Total deposits                                                                   335,982               333,803

    Securities sold under agreements to repurchase                                                542                   540
    Federal Home Loan Bank advances                                                           111,809               124,258
    Subordinated debentures                                                                     5,000                 5,000
    Accrued expenses and other liabilities                                                      4,445                 5,790
         Total liabilities                                                                    457,778               469,391

Shareholders' equity
    Common stock, 5,000,000 shares authorized;                                                 12,724                12,500
        shares issued: 1,689,417 - 3/31/08 and 9/30/07;
        shares outstanding: 1,388,381 - 3/31/08 and 1,313,671 - 9/30/07
    Retained earnings - substantially restricted                                               37,717                37,841
    Accumulated other comprehensive income (loss),
        net of tax of ($58) - 3/31/08 and ($159) - 9/30/07                                       (113)                 (308)
    Treasury stock: 301,036 common shares - 3/31/08 and
        375,746 common shares - 9/30/07, at cost                                               (7,295)               (8,976)
        Total shareholders' equity                                                             43,033                41,057
              Total liabilities and shareholders' equity                                    $ 500,811             $ 510,448


                                        MFB CORP. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                 Three and Six Months Ended March 31, 2008
                                  and 2007 (in thousands except per share
                                      information and cash dividends)

                                                             Three Months Ended                   Six Months Ended


                                                                  March 31,                           March 31,
                                                           2008              2007               2008             2007

Interest income
    Loans receivable, including fees                         $ 6,471           $ 6,509           $ 13,243         $ 12,816
    Securities - taxable                                         492               690                983            1,430
    Other interest-earning assets                                125               138                249              203
         Total interest income                                 7,088             7,337             14,475           14,449
Interest expense
    Deposits                                                   2,446             2,567              4,975            5,148
    Securities sold under agreements to repurchase                 3                 -                  9                -
    FHLB advances and other borrowings                         1,479             1,421              3,132            2,892
         Total interest expense                                3,928             3,988              8,116            8,040
Net interest income                                            3,160             3,349              6,359            6,409
Provision for loan losses                                         64              (228)               (30)          (1,356)
Net interest income after provision for loan losses            3,096             3,577              6,389            7,765
Noninterest income
    Service charges on deposit accounts                          742               767              1,561            1,618
    Trust and brokerage fee income                               518               240              1,002              404
    Insurance commissions                                         15                15                 26               23
    Net realized gains from sales of loans                       137                93                237              144
    Mortgage servicing asset (impairment)                       (237)               29               (295)             (20)
    Net gain (loss) on securities available for sale            (608)               16               (890)             377
    Earnings on life insurance                                   117                63                220              124
    Other income                                                 204               201                391              375
         Total noninterest income                                888             1,424              2,252            3,045
Noninterest expense
    Salaries and employee benefits                             2,206             2,016              4,615            4,128
    Occupancy and equipment expenses                             642               802              1,447            1,603
    Professional and consulting fees                             203               179                420              397
    Data processing expense                                      173               208                347              415
    Loss on sale of fixed assets                                   5                 5                  5                5
    Business development and marketing                            92               149                183              340
    Supplies and communications                                  135               152                278              303
    Amortization of intangibles                                   99                97                198              193
    Other expense                                                653               377              1,013              817
         Total noninterest expense                             4,208             3,985              8,506            8,201

Income (loss) before income taxes                               (224)            1,016                135            2,609
Income tax expense (benefit)                                    (271)              235               (254)             677
Net income                                                      $ 47             $ 781              $ 389          $ 1,932

Basic earnings per common share                               $ 0.03            $ 0.59             $ 0.29           $ 1.46
Diluted earnings per common share                             $ 0.03            $ 0.57             $ 0.28           $ 1.41


Cash dividends declared                                      $ 0.190           $ 0.165            $ 0.380          $ 0.330
